Exhibit 99.1

Bakers Footwear Reports Fourth Quarter Net Sales

New Store Format Continues to Outperform Chain

ST. LOUIS, Mo., January 6, 2005 — Bakers Footwear Group (Nasdaq: BKRS), the leading specialty retailer of moderately priced fashion footwear for young women, today announced unaudited net sales for the fourth quarter ended January 1, 2005 increased 4.6% to $45.7 million from $43.7 million in the fiscal 2003 fourth quarter. Comparable store sales in the quarter decreased 1.0% compared to the year-earlier.

For the 52 weeks ended January 1, 2005, unaudited net sales totaled $150.5 million compared to $148.2 million in the previous fiscal year, an increase of 1.6%. Comp store sales increased 1.9%.

In the fourth quarter, Bakers Footwear opened nine new stores, for a total of 17 new store openings in fiscal 2004, and remodeled three existing stores into its new store format for a total of 16 store remodels for the year. The Company’s current 72 stores operating under its new format recorded a 3.8% increase in comp sales in the fourth quarter and a 6.5% comp sales increase in fiscal 2004. As of January 1, 2005, Bakers Footwear had a total of 220 stores.

Peter Edison, Chairman & Chief Executive Officer of Bakers Footwear Group, said, “Fourth quarter net sales reflect increased demand in a broad assortment of fashion footwear in a more favorable retail environment. Comp sales in the fourth quarter improved sequentially each month, led by a strong performance in casual footwear, particularly boots, at higher average unit prices.

“Our new store format continues to exceed expectations. The 6.5% comp sales increase for our new store concept in 2004 is testimony to the successful execution of the Company’s strategic growth plan. By the end of fiscal 2005, we plan to have more than half of all Bakers stores operating in our new store format.”

Edison concluded, “We are pleased to have met our 2004 targets for new and remodeled stores and look forward to opening 25-30 new stores and remodeling approximately 20 existing stores in 2005. Our ability to increase sales, generate cash and leverage operations as we continue to grow the business delivers strong long-term value for our shareholders.”

About Bakers Footwear Group
Bakers Footwear Group is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The company currently operates more than 200 stores nationwide under two formats, Bakers and Wild Pair. Bakers stores focus on women between the ages of 12 and 29. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 24.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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